Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS FIRST QUARTER EARNINGS

MIAMI (March 26, 2019) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced U.S. GAAP net income of $336 million, or $0.48 diluted EPS, for the first quarter of 2019, compared to U.S. GAAP net income for the first quarter of 2018 of $391 million, or $0.54 diluted EPS. First quarter 2019 adjusted net income of $338 million, or $0.49 adjusted EPS, compared to adjusted net income of $375 million, or $0.52 adjusted EPS, for the first quarter of 2018. Adjusted net income excludes net charges of $2 million for the first quarter of 2019 and net gains of $16 million for the first quarter of 2018 relating to unrealized gains on fuel derivatives net of other charges. Revenues for the first quarter of 2019 were $4.7 billion, higher than the $4.2 billion in the prior year.
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald stated, “First quarter earnings included revenue growth from higher capacity and improved onboard spending, offset by the timing of cost increases and a drag from fuel price and currency compared to the prior year. First quarter adjusted earnings were better than the mid-point of December guidance by $0.07 per share.”
Donald added, “For the full year, our earnings guidance now reflects $155 million, or $0.22 per share, from fuel price and currency moving against us. Operationally, we continue to expect revenues and adjusted earnings per share improvements in line with our December guidance. We expect adjusted earnings per share to be higher than the prior year, despite a $45 million, or $0.06 per share, year over year drag from currency and the price of fuel.”
Key information for the first quarter of 2019 compared to the first quarter of 2018:

•	Gross cruise revenues of $4.6 billion compared to $4.2 billion for the prior year. In constant currency, net cruise revenues of $3.6 billion compared to $3.4 billion, an increase of 4.7 percent.

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 5.8 percent. In constant currency, net revenue yields increased 0.5 percent, better than December guidance of approximately flat.

•
Gross cruise costs including fuel per ALBD increased 8.6 percent. In constant currency, net cruise costs excluding fuel per ALBD increased 0.9 percent, better than December guidance of up approximately 2.0 percent, mainly due to the timing of expenses between quarters.

•	Changes in fuel prices and currency exchange rates decreased earnings by $0.03 per share.
Highlights from the first quarter included the delivery of AIDAnova, the first cruise ship in the industry powered at sea by liquefied natural gas and the delivery of Costa Venezia, the first Costa ship designed for the Chinese market. Princess Cruises expanded its MedallionClass™ experience onboard Regal Princess, with three additional ships to follow in 2019. OceanMedallion™, the wearable device that powers the breakthrough guest experience platform behind MedallionClass vacations, was awarded the 2019 IoT Wearables Innovation of the Year. Additionally, Carnival Cruise Line was named the Best Ocean Cruise Line in the annual USA Today 10Best Readers’ Choice Awards and Carnival Corporation was named by Forbes as one of America’s best employers for diversity for its outstanding commitment to diversity and inclusion.
2019 Outlook
At this time, cumulative advanced bookings for the remainder of 2019 are ahead of the prior year at prices that are in line with the prior year on a comparable basis. Pricing on bookings taken since January have been running in line on a comparable basis to the prior year while booking volumes are ahead compared to the prior year. As a result, even with higher capacity, there is less inventory remaining for sale than at the same time last year.
Donald added, “Booking trends achieved during wave season rivaled last years’ historical highs and were consistent with the demand trends we experienced going into the year, building further confidence in our full year guidance. For our North America and Australia brands, our booked position is ahead of the prior year at higher prices while our Europe and Asia brands are well ahead of the prior year at lower prices. Our brands are strong and growing, including Continental Europe, where we continue to expect revenue growth driven by double-digit capacity increases.”
Based on current booking trends, the company continues to expect full year 2019 constant currency net cruise revenues to be up approximately 5.5 percent, with capacity growth of 4.6 percent, and net revenue yields in constant currency expected to be up approximately 1.0 percent compared to the prior year driven by our NAA brands. The company continues to expect full year net cruise costs excluding fuel per ALBD in constant currency to be up approximately 0.5 percent compared to the prior year.

Taking the above factors into consideration, the company expects full year 2019 adjusted earnings per share to be in the range of $4.35 to $4.55, compared to December guidance of $4.50 to $4.80, due to changes in fuel price and currency exchange rates and 2018 adjusted earnings per share of $4.26.
Donald commented, “We believe we are on a path that includes delivering, over time, double-digit earnings growth and improving return on invested capital through a consistent strategy of creating demand in excess of measured capacity growth while leveraging our industry leading scale.” The company invested more than $250 million in share repurchases during the quarter, bringing the cumulative total to nearly $5 billion since late 2015.
Second Quarter 2019 Outlook
Second quarter constant currency net revenue yields are expected to be in line with the prior year. Net cruise costs excluding fuel per ALBD in constant currency for the second quarter are expected to be up approximately 1.0 percent compared to the prior year. Changes in fuel prices and currency exchange rates are expected to decrease earnings by $0.08 per share compared to the prior year. Based on the above factors, the company expects adjusted earnings per share for the second quarter 2019 to be in the range of $0.56 to $0.60 versus 2018 adjusted earnings per share of $0.68.

Selected Key Forecast Metrics

	Full Year 2019		Second Quarter 2019
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx (1.0%)	Approx 1.0%	Approx (2.5%)	Approx Flat
Net cruise costs excl. fuel / ALBD	Approx (1.0%)	Approx 0.5%	Approx (1.5%)	Approx 1.0%

	Full Year 2019	Second Quarter 2019
Fuel cost per metric ton consumed	$494	$502
Fuel consumption (metric tons in thousands)	3,320	840
Currencies (USD to 1)
AUD	$0.71	$0.71
CAD	$0.75	$0.75
EUR	$1.14	$1.14
GBP	$1.31	$1.32
RMB	$0.15	$0.15

	Three Months Ended February 28,
	2019	2018
Net income (in millions)	$336	$391
Adjusted net income (in millions) (a)	$338	$375
Earnings per share-diluted	$0.48	$0.54
Adjusted earnings per share-diluted (a)	$0.49	$0.52

(a) See the net income to adjusted net income and EPS to adjusted EPS reconciliations in the Non-GAAP Financial Measures included herein.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its 2019 first quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features Carnival Cruise Line, Princess Cruises, Holland America Line, Seabourn, P&O Cruises (Australia), Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Together, the corporation’s cruise lines operate 105 ships with 245,000 lower berths visiting over 700 ports around the world, with 19 new ships scheduled to be delivered through 2025. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
With a long history of innovation and providing guests with extraordinary vacation experiences, Carnival Corporation has received thousands of industry awards - including recognition by the Consumer Technology Association™ as a CES® 2019 Innovation Awards Honoree for Ocean Medallion™. A revolutionary wearable device that contains a proprietary blend of communication technologies. Ocean Medallion enables the world’s first interactive guest experience platform transforming vacation travel on a large scale into a highly personalized level of customized service. The prestigious CES Innovation Awards honor outstanding design and engineering in consumer technology products.
Additional information can be found on www.carnival.com, www.princess.com, www.hollandamerica.com, www.seabourn.com, www.pocruises.com.au, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 305 406 7862	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this document as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

• Net revenue yields	• Net cruise costs, excluding fuel per available lower berth day
• Booking levels	• Estimates of ship depreciable lives and residual values
• Pricing and occupancy	• Goodwill, ship and trademark fair values
• Interest, tax and fuel expenses	• Liquidity
• Currency exchange rates	• Adjusted earnings per share

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	Adverse world events impacting the ability or desire of people to travel may lead to a decline in demand for cruises

•
Incidents concerning our ships, guests or the cruise vacation industry as well as adverse weather conditions and other natural disasters may impact the satisfaction of our guests and crew and lead to reputational damage

•
Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax may lead to litigation, enforcement actions, fines, penalties and reputational damage

•
Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and lead to reputational damage

•	Ability to recruit, develop and retain qualified shipboard personnel who live away from home for extended periods of time may adversely impact our business operations, guest services and satisfaction

•	Increases in fuel prices and availability of fuel supply may adversely impact our scheduled itineraries and costs

•	Fluctuations in foreign currency exchange rates may adversely impact our financial results

•	Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales and pricing

•	Geographic regions in which we try to expand our business may be slow to develop or ultimately not develop how we expect

•	Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended February 28,
	2019	2018
Revenues
Cruise
Passenger ticket	$3,199	$3,148
Onboard and other (a)	1,446	1,071
Tour and other	29	13
	4,673	4,232
Operating Costs and Expenses
Cruise
Commissions, transportation and other	709	663
Onboard and other (a)	467	140
Payroll and related	557	558
Fuel	381	359
Food	268	264
Other ship operating	731	711
Tour and other	29	14
	3,142	2,709
Selling and administrative	629	616
Depreciation and amortization	516	488
	4,287	3,813
Operating Income	386	419
Nonoperating Income (Expense)
Interest income	4	3
Interest expense, net of capitalized interest	(51)	(48)
Gains on fuel derivatives, net (b)	—	16
Other (expense) income, net	(2)	1
	(49)	(28)
Income Before Income Taxes	338	390
Income Tax Expense, Net	(2)	—
Net Income	$336	$391
Earnings Per Share
Basic	$0.48	$0.54
Diluted	$0.48	$0.54

Dividends Declared Per Share	$0.50	$0.45
Weighted-Average Shares Outstanding - Basic	693	717
Weighted-Average Shares Outstanding - Diluted	695	719

(a)	Includes the effect of the adoption of new accounting guidance of $323 million for the three months ended February 28, 2019.

(b)	During the three months ended February 28, 2018, our gains on fuel derivatives, net include net unrealized gains of $32 million and realized (losses) of $(16) million.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	February 28, 2019	November 30, 2018
ASSETS
Current Assets
Cash and cash equivalents	$649	$982
Trade and other receivables, net	406	358
Inventories	444	450
Prepaid expenses and other (a)	603	436
Total current assets	2,101	2,225
Property and Equipment, Net	37,005	35,336
Goodwill	2,943	2,925
Other Intangibles	1,181	1,176
Other Assets	700	738
	$43,930	$42,401
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$768	$848
Current portion of long-term debt	1,684	1,578
Accounts payable	798	730
Accrued liabilities and other	1,637	1,654
Customer deposits (a)	4,755	4,395
Total current liabilities	9,642	9,204
Long-Term Debt	9,134	7,897
Other Long-Term Liabilities	912	856

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 657 shares at 2019 and 656 shares at 2018 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2019 and 2018 issued	358	358
Additional paid-in capital	8,776	8,756
Retained earnings	25,033	25,066
Accumulated other comprehensive loss	(1,869)	(1,949)
Treasury stock, 130 shares at 2019 and 129 shares at 2018 of Carnival Corporation and 53 shares at 2019 and 48 shares at 2018 of Carnival plc, at cost	(8,063)	(7,795)
Total shareholders’ equity	24,241	24,443
	$43,930	$42,401

(a)	Includes the effect of the adoption of new accounting guidance of $142 million as of February 28, 2019.

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended February 28,
	2019	2018
STATISTICAL INFORMATION
ALBDs (in thousands) (a) (b)	21,299	20,462
Occupancy percentage (c)	104.8%	104.7%
Passengers carried (in thousands)	2,937	2,860
Fuel consumption in metric tons (in thousands)	830	821
Fuel consumption in metric tons per thousand ALBDs	38.9	40.1
Fuel cost per metric ton consumed	$459	$437
Currencies (USD to 1)
AUD	$0.72	$0.78
CAD	$0.75	$0.79
EUR	$1.14	$1.21
GBP	$1.28	$1.37
RMB	$0.15	$0.15

CASH FLOW INFORMATION (in millions)
Cash from operations	$1,116	$1,064
Capital expenditures	$2,129	$574
Dividends paid	$348	$323

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
For the three months ended February 28, 2019 compared to the three months ended February 28, 2018, we had a 4.1% capacity increase in ALBDs comprised of a 5.0% capacity increase in our North America and Australia (“NAA”) segment and a 2.5% capacity increase in our Europe and Asia (“EA”) segment.

Our NAA segment’s capacity increase was caused by:

•	Full quarter impact from one Carnival Cruise Line 3,960-passenger capacity ship that entered into service in April 2018

•	Full quarter impact from one Seabourn 600-passenger capacity ship that entered into service in May 2018

•	Partial period impact from one Holland America Line 2,670-passenger capacity ship that entered into service in December 2018

Our EA segment’s capacity increase was caused by:

•	Partial period impact from one AIDA 5,230-passenger capacity ship that entered into service in December 2018

The increase in our EA segment’s capacity was partially offset by:

•	Full quarter impact from one P&O Cruises (UK) 700-passenger capacity ship removed from service in March 2018

•	Full quarter impact from one Costa Cruises 1,300-passenger capacity ship removed from service in April 2018

(c)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows:

	Three Months Ended February 28,
(dollars in millions, except yields)	2019	2019 Constant Dollar	2018
Passenger ticket revenues	$3,199	$3,289	$3,148
Onboard and other revenues (a)	1,446	1,472	1,071
Gross cruise revenues	4,645	4,760	4,219
Less cruise costs
Commissions, transportation and other	(709)	(734)	(663)
Onboard and other (a)	(467)	(475)	(140)
	(1,177)	(1,209)	(803)
Net passenger ticket revenues	2,490	2,555	2,485
Net onboard and other revenues	978	996	931
Net cruise revenues	$3,468	$3,551	$3,416
ALBDs	21,299,196	21,299,196	20,461,582

Gross revenue yields	$218.06	$223.51	$206.20
% increase	5.8%	8.4%
Net revenue yields	$162.82	$166.73	$166.95
% decrease	(2.5)%	(0.1)%
Net passenger ticket revenue yields	$116.90	$119.95	$121.46
% decrease	(3.8)%	(1.2)%
Net onboard and other revenue yields	$45.92	$46.78	$45.50
% increase	0.9%	2.8%

(a) Includes the effect of the adoption of new accounting guidance of $323 million ($328 million in constant dollar) for the three months ended February 28, 2019.

	Three Months Ended February 28,
(dollars in millions, except yields)	2019	2019 Constant Currency	2018
Net passenger ticket revenues	$2,490	$2,576	$2,485
Net onboard and other revenues	978	999	931
Net cruise revenues	$3,468	$3,575	$3,416
ALBDs	21,299,196	21,299,196	20,461,582

Net revenue yields	$162.82	$167.86	$166.95
% (decrease) increase	(2.5)%	0.5%
Net passenger ticket revenue yields	$116.90	$120.96	$121.46
% decrease	(3.8)%	(0.4)%
Net onboard and other revenue yields	$45.92	$46.90	$45.50
% increase	0.9%	3.1%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended February 28,
(dollars in millions, except costs per ALBD)	2019	2019 Constant Dollar	2018
Cruise operating expenses (a)	$3,113	$3,185	$2,695
Cruise selling and administrative expenses	623	638	610
Gross cruise costs	3,736	3,822	3,305
Less cruise costs included above
Commissions, transportation and other	(709)	(734)	(663)
Onboard and other (a)	(467)	(475)	(140)
Gains (losses) on ship sales and impairments	(2)	(2)	(16)
Restructuring expenses	—	—	—
Other	—	—	—
Net cruise costs	2,558	2,611	2,485
Less fuel	(381)	(381)	(359)
Net cruise costs excluding fuel	$2,177	$2,231	$2,127
ALBDs	21,299,196	21,299,196	20,461,582

Gross cruise costs per ALBD	$175.40	$179.46	$161.51
% increase	8.6%	11.1%
Net cruise costs excluding fuel per ALBD	$102.21	$104.73	$103.92
% (decrease) increase	(1.6)%	0.8%

(a) Includes the effect of the adoption of new accounting guidance of $323 million ($328 million in constant dollar) for the three months ended February 28, 2019.

	Three Months Ended February 28,
(dollars in millions, except costs per ALBD)	2019	2019 Constant Currency	2018
Net cruise costs excluding fuel	$2,177	$2,233	$2,127
ALBDs	21,299,196	21,299,196	20,461,582

Net cruise costs excluding fuel per ALBD	$102.21	$104.84	$103.92
% (decrease) increase	(1.6)%	0.9%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended February 28,
(in millions, except per share data)	2019	2018
Net income
U.S. GAAP net income	$336	$391
Unrealized (gains) losses on fuel derivatives, net	—	(32)
(Gains) losses on ship sales and impairments	2	16
Restructuring expenses	—	—
Other	—	—
Adjusted net income	$338	$375
Weighted-average shares outstanding	695	719

Earnings per share
U.S. GAAP earnings per share	$0.48	$0.54
Unrealized (gains) losses on fuel derivatives, net	—	(0.05)
(Gains) losses on ship sales and impairments	—	0.02
Restructuring expenses	—	—
Other	—	—
Adjusted earnings per share	$0.49	$0.52

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD (“gross revenue yields”), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

We believe that gains and losses on ship sales, impairment charges, restructuring and other expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales, impairment charges, and restructuring and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs.

Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices, once the number of ALBDs has been determined.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2019 periods’ currency exchange rates have remained constant with the 2018 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting removes only the impact of changes in exchange rates on the translation of our operations.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

•
The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.